As filed with the Securities and Exchange Commission on August 7, 2015
                                                                            Registration No. 333-

_________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________
MINERALS TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	25-1190717 (I.R.S. Employer Identification No.)

622 Third Avenue
New York, New York 10017-6707
(Address, including zip code, of principal executive offices)
_________________________
Minerals Technologies Inc. 2015 Stock Award and Incentive Plan
(Full title of the plan)
_________________________
Thomas J. Meek, Esq.
Senior Vice President, General Counsel, Human Resources, Secretary
and Chief Compliance Officer
622 Third Avenue
New York, New York 10017-6707
 (Name and address of agent for service)

(212) 878-1800
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒                                                                                                                                        Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)                    Smaller reporting company ☐
_________________________

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.10 per share	1,477,282 (3)	$63.66	$94,043,772	$10,928
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock, par value $0.10 per share ("Common Stock"), of Minerals Technologies Inc. (the "Company") which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company's receipt of consideration, which results in an increase in the number of the outstanding shares of Company's Common Stock.
(2) Pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of determining the registration fee and is based upon the average of the high and low prices per share of the Company's Common Stock reported on the New York Stock Exchange on August 4, 2015.
(3)  Represents shares of Common Stock reserved for issuance under the Company's 2015 Stock Award and Incentive Plan (the "2015 Plan"), including 597,282 shares of Common Stock previously reserved but unissued under the Company's 2001 Stock Award and Incentive Plan, as amended (the "2001 Plan") that are now available for issuance under the 2015 Plan.  To the extent (i) an award under the 2001 Plan is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the participant, (ii) shares are withheld in payment of the exercise price or taxes relating to a 2001 Plan award, or (iii) shares are surrendered in payment of any exercise price or taxes relating to a 2001 Plan award, an equal number of such shares will become available for issuance under the 2015 Plan.
This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

_________________________________________________________________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement

Item 3.                          Incorporation of Documents by Reference.
for
The following documents filed with the Commission by the Company, pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference in this Registration Statement; provided, however, that the Company is not incorporating any information deemed "furnished" and not filed with the Commission:
(a)            The Company's annual report on Form 10-K (File No. 001-11430) for the year ended December 31, 2014, filed with the SEC on February 18, 2015 (the "Form 10-K"), including the information contained in the Company's Proxy Statement dated April 2, 2015 and filed with the SEC on April 2, 2015, for its Annual Meeting of Shareholders held on May 13, 2015, that has been incorporated by reference into the Form 10-K;
(b)            The Company's Quarterly Reports on Form 10-Q filed with the Commission on April 24, 2015 and August 7, 2015;
(c)            The Company's Current Reports on Form 8-K filed with the Commission on January 21, 2015, January 29, 2015, March 5, 2015, April 23, 2015, May 15, 2015, June 24, 2015, July 16, 2015, July 31, 2015, and August 6, 2015; and
(d)            The description of the Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 28, 1992, as amended by an amendment thereto filed with the Commission on October 23, 1992, and as it may be further amended in the future, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.                          Description of Securities.

Not applicable.

Item 5.                          Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being registered pursuant to this Registration Statement will be passed upon for the Company by Thomas J. Meek, Senior Vice President, General Counsel, Human Resources, Secretary and Chief Compliance Officer of the Company. Mr. Meek holds deferred restricted stock units and options to purchase Common Stock, owns shares of Common Stock and is eligible to participate in the Company's equity plans.

Item 6. Indemnification of Directors and Officers
Paragraph 13 of Article Seventh of the Company's Amended and Restated Certificate of Incorporation eliminates the liability of the Company's directors to the fullest extent permitted by the Delaware General Corporation Law. The Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derives an improper personal benefit. The Company's By-Laws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer, employee or agent of the corporation or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit enterprise, against all liability and loss suffered and expenses reasonably incurred by such person. The Company also maintains a directors and officers liability insurance policy.
The provisions in the Company's Amended and Restated Certificate of Incorporation and By-Laws do not eliminate the officers' and directors' fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each officer and director of the Company will continue to be subject to liability for any breach of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. These provisions also do not affect an officer's or director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
The Company has entered into indemnification agreements (the "Indemnification Agreements") with each of the Company's independent directors, as well as certain of the Company's senior executive officers (collectively, the "Indemnified Parties"), to supplement the existing indemnification provisions set forth in the Company's Amended and Restated Certificate of Incorporation and By-Laws.  In general, the Indemnification Agreements provide that, subject to certain exceptions set forth therein, the Company will indemnify the Indemnified Parties for all costs, judgments, penalties, fines, liabilities, amounts paid in settlement and expenses actually and reasonably incurred by or on behalf of the Indemnified Parties in connection with (i) a proceeding other than a proceeding by or in the right of the Company, by reason of the Indemnified Parties' status (the "Corporate Status") as a current or former director, officer, employee, fiduciary or agent of the Company or of any other entity including, but not limited to, another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the request of the Company or by reason of anything done or not done by the Indemnified Parties in any such capacity and (ii) a proceeding by or in the right of the Company by reason of the Indemnified Parties' Corporate Status or by reason of anything done or not done by the Indemnified Parties in any such capacity, to the extent provided by applicable law and as determined proper by the court in which such proceeding is brought.  The Indemnified Parties' entitlement to indemnification is in each case subject to the Indemnified Parties acting in good faith and in a manner the Indemnified Parties reasonably believed to be in or not opposed to the best interests of the Company.
Additionally, the Indemnification Agreements provide the Indemnified Parties with the right to advancement by the Company of expenses as they are incurred in connection with a proceeding prior to the final disposition of the proceeding.  Under the terms of the Indemnification Agreements, the Indemnified Parties will be entitled to indemnification if the Indemnified Parties are either successful on the merits or otherwise, in whole or in part, in defense of any proceeding or any claim under the proceeding.  The Indemnified Parties are also entitled to indemnification of expenses actually and reasonably incurred in connection with the Indemnified Parties' appearance as a witness or otherwise for legal expenses incurred as a result of or related to the Indemnified Parties' service as a director or officer of the Company in a proceeding to which the Indemnified Parties are not, and are not threatened to be made, a party.
The determination of the Indemnified Parties' entitlement to indemnification under the Indemnification Agreements will be made by independent counsel if a change in control (as defined in the Indemnification Agreements) of the Company has occurred, or otherwise (i) by a majority vote of disinterested directors (or by a committee of disinterested directors designated by a majority vote of such directors), whether or not such majority constitutes a quorum, (ii) if there are no disinterested directors (or if the disinterested directors so direct), by independent counsel or (iii) by the stockholders of the Company.  Under the terms of the Indemnification Agreements, the Indemnified Parties are presumed to be entitled to indemnification and the Company has the burden of proof in making any determination contrary to such presumption.
Item 7.                                        Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

4.1(1)	Amended and Restated Certificate of Incorporation of the Company

4.2(2)	By-Laws of the Company as amended and restated effective May 25, 2005

4.3(3)	Minerals Technologies Inc. 2015 Stock Award and Incentive Plan

5.1	Opinion of Thomas J. Meek

23.1	Consent of Thomas J. Meek (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (Commission File No. 001-11430) filed on March 11, 2004.

(2)	Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Commission File No. 001-11430) filed on May 27, 2005.

(3)
Incorporated by reference to Appendix B to the Company's Proxy Statement dated April 2, 2015 (Commission File No. 001-11430) and filed with the SEC on April 2, 2015, for its Annual Meeting of Shareholders held on May 13, 2015.

Item 9.  Undertakings.

(a)            The undersigned Company hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)  To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;
(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)            The undersigned registrant hereby further undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 7th day of August, 2015.

MINERALS TECHNOLOGIES INC.
(Company)
By:	/s/ Thomas J. Meek
Name:	Thomas J. Meek
Title:	Senior Vice President, General Counsel, Human Resources, Secretary and Chief Compliance Officer

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Thomas J. Meek and Douglas T. Dietrich his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph C. Muscari Joseph C. Muscari	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2015
/s/ Douglas T. Dietrich Douglas T. Dietrich	Senior Vice President-Finance and Treasury and Chief Financial Officer (Principal Financial Officer)	July 15, 2015
/s/ Michael A. Cipolla Michael A. Cipolla	Vice President-Controller and Chief Accounting Officer (Principal Accounting Officer)	July 15, 2015
/s/ Joseph C. Breunig Joseph C. Breunig	Director	July 15, 2015
/s/ John J. Carmola John J. Carmola	Director	July 15, 2015
/s/ Robert L. Clark Robert L. Clark	Director	July 15, 2015
/s/ Duane R. Dunham Duane R. Dunham	Director	July 15, 2015
/s/ Marc E. Robinson Marc E. Robinson	Director	July 15, 2015
/s/ Barbara R. Smith Barbara R. Smith	Director	July 15, 2015
/s/ Donald C. Winter Donald C. Winter	Director	July 15, 2015

Minerals Technologies Inc.
Form S-8
 EXHIBIT INDEX

Exhibit Number	Exhibit

4.1(1)	Amended and Restated Certificate of Incorporation of the Company

4.2(2)	By-Laws of the Company as amended and restated effective May 25, 2005

4.3(3)	Minerals Technologies Inc. 2015 Stock Award and Incentive Plan

5.1	Opinion of Thomas J. Meek

23.1	Consent of Thomas J. Meek (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (Commission File No. 001-11430) filed on March 11, 2004.

(2)	Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Commission File No. 001-11430) filed on May 27, 2005.

(3)
Incorporated by reference to Appendix B to the Company's Proxy Statement dated April 2, 2015 (Commission File No. 001-11430) and filed with the SEC on April 2, 2015, for its Annual Meeting of Shareholders held on May 13, 2015.